Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-169377, 333-51494, and 333-143770), Form S-3 (No. 333-169379) and Form S-4 (No. 333-185318) of our reports dated January 28, 2013, relating to the consolidated financial statements of Jefferies Group, Inc. and subsidiaries (the “Company”) as of and for the year ended November 30, 2012, and the effectiveness of the Company’s internal control over financial reporting as of November 30, 2012, appearing in this Annual Report on Form 10-K of Leucadia National Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

New York, New York
February 22, 2013